Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Second Quarter 2016 Results

BATON ROUGE, Louisiana — (July 28, 2016) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2016.

SECOND QUARTER 2016 SUMMARY

•	Revenues decreased 7.7% to $242.1 million versus $262.4 million a year ago.

•	Net income was $7.5 million in the second quarter compared to net income of $11.5 million a year ago.

•	EBITDA was $72.5 million in the second quarter compared to EBITDA of $79.4 million a year ago, yielding a margin of 29.9% of revenues compared to 30.3% a year ago.

•	Rental revenues were $108.7 million in the second quarter compared to $108.6 million a year ago.

•	New equipment sales decreased 22.5% to $49.9 million in the second quarter compared to $64.4 million a year ago.

•	Parts and service revenues on a combined basis decreased 1.2% to $43.6 million in the second quarter compared to $44.1 million a year ago.

•	Gross margin was 33.8% as compared to 32.9% a year ago.

•	Rental gross margins were 46.9% in the second quarter of 2016 and 46.7% a year ago.

•	Average time utilization (based on original equipment cost) was 70.1% compared to 70.3% a year ago. Average time utilization (based on units available for rent) was 67.5% compared to 67.7% last year.

•	Average rental rates decreased 0.3% compared to a year ago.

•	Dollar utilization was 33.9% in the second quarter compared to 34.2% a year ago.

•	Average rental fleet age at June 30, 2016, was 31.6 months compared to an industry average age of 42.7 months.

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H&E Equipment Services Reports Second Quarter 2016 Results

July 28, 2016

John Engquist, H&E Equipment Services’ chief executive officer, said, “The overall non-residential construction industry remains healthy and demand for rental equipment remains solid. Unfortunately, the heavy rainfall and subsequent flooding in South Texas and Louisiana was a major headwind during the quarter, having a significant impact on the demand for earthmoving equipment. Despite the weather challenges, our utilization based on OEC for the second quarter was 70.1%, down just 20 basis points from a year ago as a result of higher demand for aerial work platforms. As we expected, rental rates declined slightly from a year ago and our distribution business continued to be negatively impacted by weak crane demand as a result of the ongoing weakness in the oil and gas markets.”

Engquist concluded, “From a mid-year perspective, demand in our non-residential construction markets remains favorable across our entire footprint. Despite the significantly lower number of energy and chemical related project starts compared to last year, activity in our Gulf Coast industrial markets is positive with ongoing maintenance work on existing plants and new projects. Texas remains a strong market with new projects unrelated to the oil patch, including new warehouses and distribution centers, infrastructure and industrial projects, and new office buildings to support the state’s strong, recent employment growth.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2016:

Revenue

Total revenues decreased 7.7% to $242.1 million in the second quarter of 2016 from $262.4 million in the second quarter of 2015. Equipment rental revenues were $108.7 million compared with $108.6 million in the second quarter of 2015. New equipment sales decreased 22.5% to $49.9 million from $64.4 million a year ago. Used equipment sales decreased 17.8% to $23.8 million compared to $28.9 million a year ago. Parts sales decreased 6.0% to $26.7 million from $28.3 million in the second quarter of 2015. Service revenues increased 7.5% to $16.9 million compared with $15.8 million a year ago.

Gross Profit

Gross profit decreased 5.4% to $81.7 million from $86.4 million in the second quarter of 2015. Gross margin was 33.8% for the quarter ended June 30, 2016, as compared to 32.9% for the quarter ended June 30, 2015. On a segment basis, gross margin on rentals was 46.9% in the second quarter of 2016 and 46.7% in the second quarter of 2015. On average, rental rates were 0.3% lower than rates in the second quarter of 2015. Time utilization (based on original equipment cost) was 70.1% in the second quarter of 2016 compared to 70.3% a year ago. Time utilization (based on units available for rent) was 67.5% in the second quarter of 2016 compared to 67.7% a year ago.

Gross margins on new equipment sales decreased to 10.7% compared to 11.8% in the second quarter a year ago. Gross margins on used equipment sales were 29.0% compared to 32.2% a year ago. Gross margins on parts sales were 27.9% in the second quarter of 2016 and 27.3% in the second quarter of 2015. Gross margins on service revenues were 64.7% for the second quarter of 2016 compared to 67.3% in the second quarter of 2015.

Rental Fleet

At the end of the second quarter of 2016, the original acquisition cost of the Company’s rental fleet was $1,295.1 million, an increase of $13.9 million from $1,281.2 million at the end of the second quarter of 2015. Dollar utilization was 33.9% compared to 34.2% for the second quarter of 2015.

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H&E Equipment Services Reports Second Quarter 2016 Results

July 28, 2016

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2016 were $57.0 million compared with $54.4 million last year, a $2.6 million, or 4.8% increase. SG&A expenses in the second quarter of 2016 increased as a percentage of total revenues to 23.6% compared to 20.7% last year. The net increase in SG&A expenses is largely due to higher salaries and wages, professional services and facility expenses. Of the $2.6 million increase, $1.9 million was attributable to new branch expansions compared to a year ago.

Income from Operations

Income from operations for the second quarter of 2016 was $25.4 million, or 10.5% of revenues, compared to $33.0 million, or 12.6% of revenues, a year ago.

Interest Expense

Interest expense for the second quarter of 2016 was $13.4 million compared to $13.7 million a year ago.

Net Income

Net income was $7.5 million, or $0.21 per diluted share, in the second quarter of 2016 compared to net income of $11.5 million, or $0.33 per diluted share, in the second quarter of 2015. The effective income tax rate was 41.0% in the second quarter compared to 40.9% a year ago.

EBITDA

EBITDA for the second quarter of 2016 was $72.5 million compared to $79.4 million in the second quarter of 2015. EBITDA as a percentage of revenues was 29.9% compared with 30.3% in the second quarter of 2015.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and of our use of this measure. This measure as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, July 28, 2016, at 11:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0726 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 2:00 p.m. (Eastern Time) on July 28, 2016, and will continue to be available through August 5, 2016, by dialing 719-457-0820 and entering confirmation code 3488802.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on July 28, 2016, beginning at 11:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Second Quarter 2016 Results

July 28, 2016

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 76 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Second Quarter 2016 Results

July 28, 2016

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Equipment rentals	$108,650	$108,628	$211,488	$210,017
New equipment sales	49,893	64,376	107,072	108,913
Used equipment sales	23,769	28,932	51,343	54,002
Parts sales	26,654	28,347	54,623	55,432
Service revenues	16,945	15,769	33,246	30,725
Other	16,184	16,308	31,333	30,681
Total revenues	242,095	262,360	489,105	489,770
Cost of revenues:
Rental depreciation	39,675	40,214	79,172	80,158
Rental expense	18,021	17,701	34,784	33,312
New equipment sales	44,531	56,749	95,005	96,068
Used equipment sales	16,875	19,613	35,387	36,499
Parts sales	19,213	20,607	39,476	40,126
Service revenues	5,990	5,158	11,291	10,435
Other	16,082	15,914	31,138	30,428
Total cost of revenues	160,387	175,956	326,253	327,026
Gross profit	81,708	86,404	162,852	162,744
Selling, general, and administrative expenses	57,049	54,414	116,423	107,880
Gain on sales of property and equipment, net	712	972	1,374	1,430
Income from operations	25,371	32,962	47,803	56,294
Interest expense	(13,353)	(13,749)	(26,760)	(27,194)
Other income, net	689	228	1,119	582
Income before provision for income taxes	12,707	19,441	22,162	29,682
Provision for income taxes	5,204	7,961	9,085	12,116
Net income	$7,503	$11,480	$13,077	$17,566
NET INCOME PER SHARE
Basic – Net income per share	$0.21	$0.33	$0.37	$0.50
Basic – Weighted average number of common shares outstanding	35,354	35,238	35,347	35,232
Diluted – Net income per share	$0.21	$0.33	$0.37	$0.50
Diluted – Weighted average number of common shares outstanding	35,480	35,314	35,439	35,300
Dividends declared per common share	$0.275	$0.25	$0.55	$0.50

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H&E Equipment Services Reports Second Quarter 2016 Results

July 28, 2016

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30, 2016(1)	December 31, 2015(1)
Cash	$10,353	$7,159
Rental equipment, net	888,792	893,393
Total assets	1,303,552	1,299,511
Total debt (2)	806,311	816,764
Total liabilities	1,165,993	1,156,923
Stockholders’ equity	137,559	142,588
Total liabilities and stockholders’ equity	$1,303,552	$1,299,511

(1)	Amounts presented herein reflect the Company’s adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, on January 1, 2016, which was applied on a retrospective basis.
(2)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$7,503	$11,480	$13,077	$17,566
Interest expense	13,353	13,749	26,760	27,194
Provision for income taxes	5,204	7,961	9,085	12,116
Depreciation	46,437	46,245	92,636	91,812
EBITDA	$72,497	$79,435	$141,558	$148,688

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